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                                                                    EXHIBIT 11.1


                                 AHL SERVICES

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE



                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                                1996
                                                            ------------
PRIMARY AND FULLY DILUTED

Pro forma net income.........................................   $2,171
                                                                ======
Weighted average Common Stock outstanding
  during the period..........................................    8,353

Cheap Stock (1)..............................................      276
Dilutive effect of common stock equivalents..................        0
                                                                ------
 Total.......................................................    8,629
                                                                ======
Per share amount.............................................   $ 0.25
                                                                ======

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(1)    Pursuant to Securities and Exchange Commission Accounting Bulletin No.
       83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.